Dakota Territory Increases Black Hills Mineral Holdings By 23%

Company Acquires Title to Deadbroke, Minerva and Gustin Mines

Reno, Nevada, March 4, 2014 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that the Company has successfully closed a transaction with Deadbroke Mining Company, Inc. to purchase approximately 565.24 mineral acres in the Northern Black Hills of South Dakota.  The acquisition has increased Dakota Territory’s mineral interests in the Homestake District by nearly 23%, to over 3,057 acres.

As part of the Deadbroke Mining Company Inc. property acquisition, Dakota Territory purchased an additional 64.39 mineral acres located immediately southwest and contiguous to the Company’s Paleoplacer Property, including the historic Gustin, Minerva and Deadbroke Gold Mines.  The three mines were the last of a string of mines that produced ores from fossil gold placers derived from the Homestake Lode and are located at the point where the channel disappears under the cover of younger sedimentary and intrusive rocks approximately one mile north of the Homestake Open Cut source.  Together with the property acquisition that Dakota Territory previously announced on February 25, 2014, the Company has now consolidated and extended its paleoplacer land position to a distance extending approximately 3,100 feet along the south to north trend of the channel.

Dakota Territory’s primary focus is on the resumption of programs conducted by Homestake Mining Company in the 1980’s and 1990’s to discover and develop repeats of iron-formation hosted gold deposits within the structural corridor extending north of the Homestake Gold Mine.  Dakota is also committed to the strategic acquisition of other mining interests within the District that Management has determined to have near term production potential, based on historic information available and their more than 44 years combined mining and exploration experience in the Northern Black Hills.

“At this early stage of our corporate development, the consolidation of property on the Homestake Paleochannel provides Dakota the immediate opportunity to build shareholder value through the execution of lower cost, lower risk programs on what we consider to be a high value target that we already have foundational experience with.” stated Richard Bachman, President and CEO of Dakota Territory.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp. is a Nevada Corporation with offices located at Reno, Nevada.  Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

In terms of total historic US gold production, the Black Hills ranks second only to the Carlin District of northeast Nevada, with the gold production of the Black Hills concentrated in a 100 square mile area known as the Homestake District.  Dakota Territory maintains 100% ownership of three mineral properties including the Blind Gold, City Creek and Homestake Paleoplacer Properties, all of which are located in the heart of the Homestake District and cover a total of approximately 3,057 acres. The Blind Gold Property is located approximately 4 miles northwest and on structural trend with the historic Homestake Gold Mine. Through its 125 year production history, the Homestake Gold Mine produced approximately 40 million ounces of gold and is the largest iron-formation-hosted gold deposit in the world

In the 1980′s and 1990′s Homestake Mining Company undertook a $70 million exploration program managed by Richard Bachman, president and chief executive officer of Dakota Territory that was focused primarily on the search for a repeat of the Homestake Mine. This program successfully discovered significant new gold mineralization beyond the confines of the producing mine, demonstrating repeatability and the potential for additional gold deposits in the Homestake iron-formation host.  This program also proved the continuous extension of the Homestake iron-formation to a distance of approximately 4 miles from the producing mine and under the Blind Gold Property.

Dakota Territory Resource Corp is uniquely positioned to leverage Management’s extensive exploration and mining experience in the Black Hills of South Dakota with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Constellation Asset Advisors, Inc. (775) 771-5808

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards.  Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property.  U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC.  You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to: adverse economic conditions, competition, adverse federal, state and local government regulation, inadequate capital, inability to carry out research, development and commercialization plans, loss or retirement of key executives and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC's website located at http://www.sec.gov.